Exhibit 99.2

HORIZON LINES REPORTS RECORD THIRD QUARTER 2006 EARNINGS

INCREASES 2006 EARNINGS GUIDANCE

CHARLOTTE, North Carolina, October 30, 2006 – Horizon Lines, Inc. (NYSE:HRZ) reported today record earnings in the third quarter of 2006. Net income for the third quarter 2006 was $52.9 million or $1.58 per share, compared to net income of $3.2 million or $.14 per share in the 2005 third quarter.

The third quarter 2006 results reflect the election of tonnage tax instead of the federal corporate income tax on income from qualifying shipping activities, as previously announced by the Company. The American Jobs Creation Act of 2004 instituted an elective alternative tonnage tax on qualifying shipping activities for corporations operating U.S.–flag vessels in U.S. foreign trade. The impact of this election resulted in a decrease in income tax expense of approximately $39.4 million or $1.17 per share during the quarter and nine months ended September 24, 2006. Approximately $10.4 million and $19.9 million relate to the tax benefit associated with the filing of the 2005 federal income tax return in the third quarter and revaluation of deferred taxes related to the qualifying activities, respectively.

Adjusted net income was $14.3 million or $.43 per share in the third quarter of 2006, after excluding the total tax savings from the tonnage tax election and non-recurring secondary stock offering expenses. Adjusted net income was $13.3 million or $.40 per share in the third quarter of 2005, after exclusion of non-recurring initial public stock offering expenses, and adjustment for the purchase of two vessels formerly under lease.

Operating revenue increased by $15.6 million or 5.4% to $304.7 million for the third quarter of 2006 versus $289.1 million in the 2005 third quarter. Freight rate improvement, cargo mix upgrades and higher fuel surcharges more than offset some modest volume softness to drive operating revenue growth in the third quarter of 2006 compared to 2005.

Operating income for the third quarter 2006 was $35.2 million compared to $18.4 million in the third quarter of 2005. After adjustment for the non-recurring transaction-related expenses in both periods, third quarter 2006 operating income would have been $36.0 million, an increase of $4.9 million or 15.8% over $31.1 million in the third quarter of 2005.

Earnings before interest expense, taxes, depreciation and amortization (EBITDA) was $51.0 million for the third quarter of 2006 compared to $35.3 million for the 2005 third quarter. After adjustment for the non-recurring transaction-related expenses in both periods, EBITDA was $51.8 million in the 2006 third quarter versus $48.3 million in the third quarter of 2005, an improvement of $3.5 million or 7.2%. Please see attached reconciliation from net income to EBITDA.

“We continued to successfully execute on our core business strategy in the third quarter of 2006, generating record earnings and our 19th consecutive quarter of adjusted EBITDA growth”, said Chuck Raymond, Chairman, President and Chief Executive Officer. “We also adopted the tonnage tax election, which will result in substantial tax savings that will allow us to further re-invest in our business. On October 11th, the second of five new vessels being built for our Trans-Pacific (TP)-1 service was christened. All aspects of our new TP-1 service are on schedule. Horizon Edge, our customer focus and process re-engineering initiative is on track and capturing early wins. We are optimistic about the economic outlook for the remainder of 2006.”

The Company updated and increased its earnings guidance for the full year 2006, with projections of operating revenue at $1,156 - $1,161 million, EBITDA at $163 - $165 million and earnings per share (EPS) $.92 - $.94 excluding benefits from the tonnage tax election, and at $2.19 - $2.21 including tonnage tax benefits and excluding transaction costs. Earnings guidance for the fourth quarter of 2006 was also provided, with forecasts of operating revenue of $287 - $292 million, EBITDA of $39 - $41 million and EPS of $.21 - $.23 excluding tonnage tax adoption benefits and $.31 - $.33 with tonnage tax benefits.

Company executives will provide additional perspective on the Company’s quarterly results during the third quarter earnings call, beginning at 11:00 a.m., Eastern Time, today. Those interested in participating in the call may do so by dialing 1-800-257-2182 and asking for the Horizon Lines Earnings Call. Presentation materials and a live audio webcast will be accessible at Horizon Lines’ website www.horizonlines.com. In addition, Horizon Lines’ detailed financial information contained in its Form 10-Q document will be posted on www.horizonlines.com after filing with the Securities and Exchange Commission after the earnings call.

Horizon Lines, Inc. is the nation’s leading Jones Act container shipping and integrated logistics company. It accounts for approximately 36% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam.

This press release includes “forward-looking statements,” as defined by federal securities laws, with respect to financial condition, results of operations and business. All forward-looking statements involve risk and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: substantial debt; restrictive covenants under our debt agreements; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job related claims; liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones Act competitor;

increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the loss of our key management personnel; actions by our significant stockholder, and legal or other proceedings to which we are or may become subject; changes in tax laws; adverse tax audits; and other adverse tax matters.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation and specifically decline any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Michael Avara of Horizon Lines, Inc. 1-704-973-7000, or mavara@horizonlines.com.

Horizon Lines, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	September 24, 2006	December 25, 2005(1)
Assets
Current assets
Cash and cash equivalents	$81,854	$41,450
Accounts receivable, net of allowance of $7,300 and $6,064 at September 24, 2006 and December 25, 2005, respectively	149,417	119,838
Deferred tax asset	16,537	16,380
Materials and supplies	25,223	26,355
Other current assets	10,316	6,439

Total current assets	283,347	210,462
Property and equipment, net	186,639	200,597
Goodwill	306,724	306,724
Intangible assets, net	174,793	191,502
Other long term assets	21,198	18,034

Total assets	$972,701	$927,319

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$26,359	$22,368
Current portion of long term debt	7,013	2,500
Other accrued liabilities	130,847	118,483

Total current liabilities	164,219	143,351
Long term debt, net of current	526,700	527,568
Deferred tax liability	39,036	61,880
Deferred rent	37,121	40,476
Other long term liabilities	2,623	2,284

Total liabilities	769,699	775,559

Stockholders’ equity
Common stock, $.01 par value. 50,000,000 shares authorized and 33,614,170 and 33,544,170 shares issued and outstanding as of September 24, 2006 and December 25, 2005, respectively	336	336
Additional paid in capital	180,666	179,590
Accumulated other comprehensive (loss) income	(403)	74
Retained earnings (deficit)	22,403	(28,240)

Total stockholders’ equity	203,002	151,760

Total liabilities and stockholders’ equity	$972,701	$927,319

(1)	The balance sheet at December 25, 2005 has been derived from the audited financial statements of Horizon Lines, Inc.

Horizon Lines, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Quarters Ended		Nine Months Ended
	September 24, 2006	September 25, 2005	September 24, 2006	September 25, 2005
Operating revenue	$304,657	$289,075	$869,438	$817,181
Operating expenses:
Operating expense (excluding depreciation expense)	229,072	221,968	673,421	644,437
Selling, general and administrative	24,987	31,229	72,680	85,863
Depreciation and amortization	12,445	13,085	37,539	38,526
Amortization of vessel drydocking	3,362	3,815	11,332	12,359
Miscellaneous (income) expense, net	(406)	585	977	1,805

Total operating expense	269,460	270,682	795,949	782,990

Operating income	35,197	18,393	73,489	34,191
Other expense:
Interest expense, net	12,226	12,936	36,250	39,174
Other expense (income), net	2	16	(184)	17

Income (loss) before income taxes	22,969	5,441	37,423	(5,000)
Income tax expense (benefit)	(29,976)	2,202	(24,289)	2,428

Net income (loss)	52,945	3,239	61,712	(7,428)
Less: accretion of preferred stock	—	479	—	3,600

Net income (loss) available to common stockholders	$52,945	$2,760	$61,712	$(11,028)

Net income (loss) per share:
Basic	$1.58	$0.14	$1.84	$(0.58)
Diluted	$1.57	$0.14	$1.84	$(0.58)
Number of shares used in calculations:
Basic	33,544,170	19,169,170	33,544,170	19,043,073
Diluted	33,725,543	19,169,170	33,582,095	19,043,073
Dividends declared per common share	$0.11	$—	$0.33	$—

Horizon Lines, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended
	September 24, 2006	September 25, 2005
Cash flows from operating activities:
Net income (loss)	$61,712	$(7,428)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	22,868	23,855
Amortization of other intangible assets	14,671	14,671
Amortization of vessel drydocking	11,332	12,359
Amortization of deferred financing costs	2,413	2,528
Deferred income taxes	(22,763)	1,818
Gain on equipment disposals	(471)	(253)
Stock-based compensation	686	12,039
Accretion of interest on 11% senior discount notes	6,796	9,384
Changes in operating assets and liabilities
Accounts receivable	(29,579)	(26,095)
Materials and supplies	1,254	(4,112)
Other current assets	(3,877)	766
Accounts payable	3,991	(1,666)
Accrued liabilities	14,398	19,366
Vessel drydocking payments	(13,703)	(12,621)
Other assets/liabilities	(4,932)	(1,296)

Net cash provided by operating activities	64,796	43,315

Cash flows from investing activities:
Purchases of property and equipment	(10,381)	(29,481)
Other investing activities	(245)	—
Proceeds from the sale of property and equipment	1,819	904

Net cash used in investing activities	(8,807)	(28,577)

Cash flows from financing activities:
Principal payments on long term debt	(1,875)	(1,875)
Purchase of 11% senior discount notes	(1,276)	—
Dividends to stockholders	(11,070)	—
Payment of financing costs	(1,057)	(1,588)
Costs associated with initial public offering	(158)	(4,456)
Sale of stock	—	1,108
Distribution to holders of preferred stock	—	(535)
Payments on capital lease obligation	(149)	(134)

Net cash used in financing activities	(15,585)	(7,480)

Net increase in cash and cash equivalents	40,404	7,258
Cash and cash equivalents at beginning of period	41,450	56,766

Cash and cash equivalents at end of period	$81,854	$64,024

Horizon Lines, Inc. and Subsidiaries

Adjusted Operating Income

($ in Millions)

	Quarter Ended September 24, 2006	Quarter Ended September 25, 2005	Nine Months Ended September 24, 2006	Nine Months Ended September 25, 2005
Operating Income	$35.2	$18.4	$73.5	$34.2
Adjustments(a)
Lease Buyout	—	1.1	—	3.8
IPO Restricted Stock Compensation	—	1.6	—	12.0
Management Fees	—	8.2	—	9.7
Transaction-Related Expense	0.8	1.8	1.7	1.9

Total Adjustments	0.8	12.7	1.7	27.4

Adjusted Operating Income	$36.0	$31.1	$75.2	$61.6

(a)	These charges are not anticipated to recur regularly in the ordinary course of business.

Horizon Lines, Inc. and Subsidiaries

Adjusted Net Income

($ in Millions)

	Quarter Ended September 24, 2006	Quarter Ended September 25, 2005	Nine Months Ended September 24, 2006	Nine Months Ended September 25, 2005
Net Income (Loss)	$52.9	$3.2	$61.7	$(7.4)
Adjustments
Lease Buyout	—	1.1	—	3.8
IPO Restricted Stock Compensation	—	1.6	—	12.0
Management Fees	—	8.2	—	9.7
Transaction-Related Expense	0.8	1.8	1.7	1.9
Interest Expense Reduction	—	2.5	—	7.5
Tax Impact	—	(5.1)	—	(8.7)
Tonnage Tax Impact	(39.4)	—	(39.4)	—

Total Adjustments	(38.6)	10.1	(37.7)	26.2

Adjusted Net Income	$14.3	$13.3	$24.0	$18.8

Horizon Lines, Inc. and Subsidiaries

Net Income/EBITDA Reconciliation

($ in Millions)

	Quarter Ended September 24, 2006	Quarter Ended September 25, 2005	Nine Months Ended September 24, 2006	Nine Months Ended September 25, 2005
Net Income (Loss)	$52.9	$3.2	$61.7	$(7.4)
Interest Expense, Net	12.2	13.0	36.2	39.2
Tax Expense	(29.9)	2.2	(24.3)	2.4
Depreciation and Amortization	15.8	16.9	48.9	50.9
EBITDA	51.0	35.3	122.5	85.1
Lease Buyout	—	1.4	—	5.0
IPO Restricted Stock Compensation	—	1.6	—	12.0
Management Fees	—	8.2	—	9.7
Transaction-Related Expense	0.8	1.8	1.7	1.9

Adjusted EBITDA	$51.8	$48.3	$124.2	$113.7

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines Holding Corp. to maintain certain interest expense coverage and leverage ratios, which contain EBITDA and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions.